SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PCTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 21, 2017

3:30 p.m.

To Our Stockholders:

The 2017 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Wednesday, June 21, 2017 at 3:30 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108, for the following purposes:

1.   The election of the three Class III director nominees named in the proxy statement to serve as directors for three-year terms that will expire at the 2020 annual meeting of stockholders;

2.    A non-binding advisory vote to approve the Company’s named executive officer compensation;

3.    A non-binding advisory vote to approve the frequency of the non-binding advisory vote on the Company’s named executive officer compensation;

4.   The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.   The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 25, 2017 are entitled to notice of, and to vote at, the meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, the Company is pleased to make our proxy materials available on the Internet instead of mailing a printed copy of these materials to each stockholder. Accordingly, we will mail, on or about May 11, 2017, a Notice of Internet Availability of Proxy Materials to our stockholders at the close of business on April 25, 2017. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

Your participation in the annual meeting is important. You can vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of April 25, 2017, or a valid proxy showing that you are representing a stockholder.

Sincerely,

David A. Neumann
Chief Executive Officer

Bloomingdale, IL

May 11, 2017

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET

AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 21, 2017: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2016 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

471 Brighton Drive

Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2017 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 25, 2017 as the record date for the meeting. Stockholders of record at the close of business on April 25, 2017 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 17,731,854 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the NASDAQ Global Select Market was $7.84 per share.

This proxy statement is being made available on or about May 11, 2017 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We,” “Company” and “PCTEL” each means PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Wednesday, June 21, 2017 at 3:30 p.m. local time at our headquarters located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:	We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about May 11, 2017, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders of record at the close of business on April 25, 2017. The Notice of Availability contains instructions on how to access our proxy materials and vote online or how to vote in person or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:	You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

Q:	What information is included in this proxy statement?

A:	This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which you can vote your shares.

Q:	How do proxies work?

A:	The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein (David A. Neumann and John W. Schoen) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are set forth in the Summary of Proposals on page 6 and are explained in greater detail on pages 7 to 13. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:	If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. A beneficial owner may also attend the annual meeting and vote in person by following the instructions in the answer to the question “How do I vote?” below.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to persons designated by the Company (as specified in the answer to the immediately preceding question) or to a third party, or to vote in person at the annual meeting.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•	The election of the three Class III director nominees named in this proxy statement to serve as directors for three-year terms that will expire at the 2020 annual meeting of stockholders (Proposal #1);

•	A non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2);

•	A non-binding advisory vote to approve the frequency of the non-binding advisory vote on the Company’s named executive officer compensation (Proposal #3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal #4).

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by proxy or in person at the annual meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) by voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you received only the Notice of Availability by mail, you may vote your shares online at the Internet site address listed on your Notice of Availability or in person at the annual meeting. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you hold your shares in street name and plan to attend the annual meeting and vote in person, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on the record date in order to vote in person.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:	You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notices of Availability or your proxy cards, call the toll-free number listed on your proxy cards, or sign, date and return each proxy card that you receive. You will need the control number indicated on each Notice of Availability that you receive in order to vote the shares in that account.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

You may also do this by:

•	Signing and returning another proxy card with a later date;

•	Voting in person at the meeting; or

•	Voting via the Internet or by telephone on a date after the date on your proxy (your latest proxy is counted).

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm (Proposal #4), but not on non-routine matters (such as the election of directors (Proposal #1), the non-binding advisory vote to approve the Company’s named executive officer compensation (Proposal #2) and the non-binding advisory vote to approve the frequency of the non-binding advisory vote on the Company’s named executive officer compensation (Proposal #3)) without specific instructions from their clients. Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), the non-binding advisory vote to approve the

Company’s named executive officer compensation (Proposal #2), and the non-binding advisory vote to approve the frequency of the non-binding advisory vote on the Company’s named executive officer compensation (Proposal #3), all of which are considered “non-routine” matters. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ Global Select Market (“NASDAQ”), the organization that holds your shares cannot vote on non-routine matters. The organization that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #4), which is considered a “routine” matter.

Q:	How do I attend the Annual Meeting?

A:	The 2017 annual meeting of stockholders will be held on Wednesday, June 21, 2017, at our headquarters located at 471 Brighton Drive, Bloomingdale, Illinois 60108, at 3:30 p.m. local time. You are entitled to attend the annual meeting only if you were a PCTEL shareholder as of the close of business on Tuesday, April 25, 2017 or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are a shareholder of record, we will verify your name against the list of shareholders of record on the record date prior to admitting you to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 25, 2017, a copy of the voting instruction card furnished to you, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, we will not admit you to the annual meeting.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 17,731,854 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 17,731,854 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	Election of the three director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the common stock present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked WITHHOLD AUTHORITY will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

The proposal on the Company’s named executive officer compensation under Proposal #2 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #2. Broker non-votes will not be counted for the purposes of determining whether Proposal #2 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

With respect to the proposal on the frequency of the non-binding advisory vote on compensation paid to our named executive officers under Proposal #3, Stockholders may vote 1 YEAR, 2 YEARS or 3 YEARS. The frequency receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Accordingly, shares that are not voted for a specific frequency with respect to this proposal, including abstentions and broker non-votes, will not be relevant to the outcome.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #4 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. PCTEL may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. PCTEL expects Broadridge Financial Solutions, Inc. to tabulate the proxies. In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

Deadline for Receipt of Stockholder Proposals and Nominations for 2018 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2018 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2018 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than January 11, 2018, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2018 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such a proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2018 annual meeting of stockholders, this means that such proposals or nominations must also be received by January 11, 2018. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

Discretionary Voting Authority

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such a proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included four proposals on the agenda for our 2017 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The Company has a classified Board of Directors. Each director serves a three-year term. The first proposal on the agenda for the annual meeting is the election of three Class III directors to serve until the 2020 annual meeting of stockholders. The Board of Directors has nominated Steven D. Levy, Giacomo Marini and David A. Neumann to serve as the Class III directors. Additional information about the election of directors and a biography of each nominee begins on page 8.

The Board of Directors recommends a vote “FOR” each of the three nominees.

Proposal #2: Non-binding Advisory Vote to Approve the Company’s Named Executive Officer Compensation (“Say-on-Pay”)

The second proposal on the agenda for the annual meeting is an opportunity for the stockholders to cast a non-binding advisory vote on the Company’s proposed compensation for its named executive officers, as described in this proxy statement, in accordance with SEC rules. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on page 12.

The Board of Directors recommends a vote “FOR” approval of the Company’s Named Executive Officer Compensation.

Proposal #3: Non-binding Advisory Vote to Approve the Frequency of the Vote on the Company’s Named Executive Compensation (“Frequency of Say-on-Pay”)

The third proposal on the agenda for the annual meeting is an opportunity for the stockholders to cast a non-binding advisory vote on how often the Company should include a vote on proposed compensation for its named executive officers in the Company’s proxy materials, as required by SEC rules. The Company’s stockholders may have an advisory vote on named executive compensation every year, every two years, or every three years. The Company believes that an advisory vote to approve named executive compensation should be conducted every year to enable stockholders to annually express their views on the Company’s program of executive compensation. More information about this proposal begins on page 13.

The Board of Directors recommends that stockholders vote “1 YEAR” on Proposal #3 in order to hold an advisory vote to approve named executive compensation EVERY YEAR (as opposed to every two years or every three years).

Proposal #4: Ratification of the appointment of the Independent Registered Public Accounting Firm

The fourth proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. More information about this proposal begins on page 14.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

PCTEL has a classified Board of Directors, currently consisting of three classes. At each annual meeting of stockholders, one class of directors is elected for a term of three years to succeed those directors whose terms expire on the annual meeting date. There are currently two Class I directors whose terms will expire at the 2018 annual stockholder meeting, two Class II directors whose terms will expire at the 2019 annual stockholder meeting, and three Class III directors whose terms are expiring at this 2017 annual stockholder meeting. The nominees for Class III directors are indicated in the section “Nominees” immediately below.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2017 annual meeting of stockholders as Class III directors are Steven D. Levy, Giacomo Marini and David A. Neumann, whose biographies are set forth in “Directors and Nominees” below. If elected, each of the nominees will continue as a director until the expiration of the term at the annual meeting of stockholders in 2020, or until earlier resignation, removal or death.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three Class III director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Director’s Recommendation

If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

The Board of Directors has approved the director nominees and recommends that stockholders vote “FOR” the election of each of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the current directors and director nominees to be elected at the 2017 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since
Class I directors whose terms will expire at the 2018 annual meeting of stockholders:
Cindy K. Andreotti	61	Director	2013
Brian J. Jackman	76	Director	2002
Class II directors whose terms will expire at the 2019 annual meeting of stockholders:
Gina Haspilaire	54	Director	2015
M. Jay Sinder	50	Director	2014
Class III director nominees to be elected at the 2017 annual meeting of stockholders whose terms will expire at the 2020 annual meeting of stockholders:
Steven D. Levy	60	Chairman of the Board of Directors/Director Nominee	2006
Giacomo Marini	65	Director Nominee	1996
David A. Neumann	51	Chief Executive Officer/ Director Nominee	2017

Class I Directors

Ms. Andreotti has served as a director since 2013. Ms. Andreotti is currently the President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm serving domestic and global enterprise clients, private equity and institutional firms and international investment groups. Prior to founding The Andreotti Group in 2005, Ms. Andreotti enjoyed a 26-year career in the telecommunications industry (12 years with AT&T Inc. and 14 years with MCI Telecommunications Inc.). While at MCI, she managed a $14 billion operation and, in her most recent leadership role, served as President, Enterprise Markets. Before joining MCI, Ms. Andreotti was with AT&T and held various executive leadership positions in sales, marketing and management. Ms. Andreotti has served as Vice Chairman of the Japan American Society since 2007, a member of the Board of Trustees for the Americans in Wartime Museum since 2010, and a member of the Board of Directors for the Community Foundation for Northern Virginia since November 2014. She has also served as a Senior Advisor and Executive Coach for WJM Associates, Inc. since 2009. Ms. Andreotti served on the Board of Directors of DiaXsys Inc. from 2011 to 2014, the Board of Directors of Rivermine Software Inc. from 2006 to 2011, and the Board of Directors of APAC Customer Services, Inc. from 2005 to 2011. Ms. Andreotti earned a Bachelor of Arts degree in Business Administration and Women in Management from the College of St. Catherine. She has also attended executive management training at the Aspen Institute, the Menninger Foundation and the Stanford School of Business Executive Leadership Program. Ms. Andreotti’s industry experience in telecommunications sales, marketing, operations and management qualify her to serve on the Company’s Board of Directors.

Mr. Jackman has served as a director since 2002. He has been the President of The Jackman Group, Inc., a management consulting company, since he founded the firm in 2005. In 2001, Mr. Jackman retired from Tellabs Inc., a communications company he had been with since 1982. Mr. Jackman served as Executive Vice President of Tellabs, as well as President, Global Systems and Technology, from 1998 until his retirement and as President of Tellabs Operations from 1993 to 1998. Between 1965 and 1982, Mr. Jackman held various management positions in sales and marketing for IBM. Mr. Jackman has served on the Board of Directors of Open Text, Inc. since 2003. In total, Mr. Jackman has served on the boards of eight companies in the technology sector. In addition, Mr. Jackman served on the Board of Trustees of Gannon University in Erie, Pennsylvania from May 2001 to May 2010. Mr. Jackman holds a Bachelor of Arts degree in English Literature from Gannon University and a Master’s degree in Business Administration from The Pennsylvania State University. Mr. Jackman’s extensive experience in sales, marketing and management functions with telecommunications and high tech companies, as well as his current and prior service on the boards of directors of other companies, qualify him to serve on the Company’s Board of Directors.

Class II Directors

Ms. Haspilaire has served as a director since 2015. She has been the Chief Human Resources Officer of Reliance Communications (Enterprise) and Global Cloud Xchange, a global data communications service provider, since 2015. Ms. Haspilaire is responsible for the company’s global human resources and facilities management. From 2013 to 2014, Ms. Haspilaire was Vice President of Sales for the Americas Electronics Segment of Henkel Adhesive Technologies, a leading solution provider for adhesives, sealants and functional coatings and a division of Henkel AG & Co. KGaA. From 2002 to 2013, she served as Vice President and Managing Director with responsibility for the Americas and European regions at Pacnet Limited, a global telecommunications service provider. Prior to this, Ms. Haspilaire was a Principal consultant at the executive search firm Heidrick & Struggles and served for 14 years in various leadership roles at AT&T. Ms. Haspilaire has served as an Advisory Board Member for PearlNet, Inc. since 1999. She served as a Board Member and Chair of NANOG (North American Network Operators Group) Development Team from 2010 to 2014, on the Service Provider Advisory Board of Telx from 2011 to 2013 and on the Advisory Board of SoHo Colo in 2011. Ms. Haspilaire holds an MBA from Columbia University and a Bachelor of Science degree in Mathematics/Computer Science from St. John’s University in New York. Ms. Haspilaire’s telecommunications services experience in general management, global strategy, business development, sales and marketing, human resources and customer service, together with her manufacturing sector experience, qualify her to serve on the Company’s Board of Directors.

Mr. Sinder has served as a director since 2014. He has been the Chief Financial Officer of ByteGrid Holdings LLC, a data center and managed services company, since 2015. Mr. Sinder served as Chief Executive Officer of CoreLink Data Centers LLC from 2012 to 2013. Prior to his promotion to Chief Executive Officer, Mr. Sinder was Chief Financial Officer of CoreLink from 2010 to 2012. Mr. Sinder served as Chief Financial Officer of Hostway Corporation from 2009 to 2010 and Chief Financial Officer of Hu-Friedy Mfg. Co., Inc. from 2005 to 2008. From 1998 to 2004, he served at Focal Communications Corporation in a variety of executive and financial positions, including Chief Financial Officer, Treasurer, and Vice President, Corporate Development. Prior to joining Focal, Mr. Sinder held finance positions at Ameritech, MCI Communications, Telephone and Data Systems and IBM. Mr. Sinder has served as a member of the Board of Directors of Contec, LTD since September 2013 and as a member of the Board of Directors of Impact Telecom, Inc. since December 2015. From 2014 to 2015, Mr. Sinder served on the Board of Directors of TNCI Operating Company, LLC, which merged with Impact Telecom in 2015. Mr. Sinder holds a Bachelor of Science degree from the University of Michigan and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Sinder’s financial knowledge and expertise, and his experience serving in a variety of senior executive and financial positions at various companies, qualify him to serve on the Company’s Board of Directors and as Chair of the Audit Committee.

Class III Directors and Nominees for 2017 Annual Meeting

Mr. Levy has served as a director since 2006 and as the Chairman of the Board of Directors since January 2017. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from 1998 to 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from 1997 to 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from 1994 to 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy has served on the Board of Directors of Edison Properties since 2015, the Board of Directors of Allot Communications since 2007, and the Board of Directors of GENBAND Inc. since 2007. He served on the Board of Directors of Zhone Technologies, Inc. from 2007 to 2010 and the Board of Directors of Tut Systems, Inc. from 2005 until its 2007 acquisition by Motorola, Inc. Mr. Levy holds a

Master’s degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy’s investment banking experience related to the telecommunications industry, extensive experience analyzing business strategies and financial results, and knowledge of financial markets and competitive data analysis qualify him to serve on the Company’s Board of Directors.

Mr. Marini has served as a director since 1996. Mr. Marini has been Chairman and Chief Executive Officer of Neato Robotics, a home robots company, since February 2013. He has also served as Managing Director of Noventi Ventures, a Silicon Valley-based early stage technology venture capital firm, since he founded the firm in 2002. Mr. Marini served as interim Chief Executive Officer of FutureTel from 1998 to 1999 and as President and Chief Executive Officer of No Hands Software from 1993 to 1994. Mr. Marini was the co-founder of Logitech, a computer peripherals company, and served in various executive positions from 1981 to 1992, most recently as its Executive Vice President and Chief Operating Officer. Earlier in his career, he held technical and management positions with Olivetti and IBM. Mr. Marini has served on the Board of Directors of Neato Robotics, Inc. since 2006 and the Board of Directors of Velomat S.r.l since 2012. Other past board service includes Ecrio Inc. from 1999 to 2015; Minerva Networks, Inc. from 2003 to 2013; Aurora Algae, Inc. from 2007 to 2012; Windspire Energy, Inc. from 2008 to 2012; and Lumenergi, Inc. from 2008 to 2013. Mr. Marini has served on the Board of Trustees of the University of California at Davis Foundation since 2014. He holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Mr. Marini’s experience with a wide variety of business situations as a Chief Executive Officer and in other senior management roles, as well as an active board member and investor, qualify him to serve on the Company’s Board of Directors.

Mr. Neumann was elected by the Board to fill the vacancy in Class III created by Mr. Singer’s retirement from his positions as Chairman of the Board and Chief Executive Officer effective January 2, 2017. Mr. Neumann became the Chief Executive Officer of the Company on the same date. He was promoted to Senior Vice President and General Manager of the RF Solutions segment of the Company in March 2015. Prior to his promotion, Mr. Neumann served as Vice President and General Manager, RF Solutions from January 2013 through March 2015, and previously as Vice President of Global Sales for RF Solutions from April 2010 to January 2013. From February 2009, when he joined PCTEL, until April 2010, Mr. Neumann served as Senior Director of Sales for RF Solutions. Prior to joining PCTEL, Mr. Neumann served as the Managing Director of E-magine Communications, LLC, from 2006 to 2009, the Vice President of Sales and Marketing for X-TEL Communications, Inc. from 2002 to 2006, the Market Development Director for Acterna from 1999 to 2002, and a Principal at Intelinet, Inc. from 1997 to 1999. From 1991 to 1997, Mr. Neumann served in a number of roles, including Vice President of Sales, Marketing and Support and other leadership roles in engineering services, product management and sales at SAFCO Technologies, Inc. Mr. Neumann holds a Bachelor of Science degree in Electrical Engineering from The Pennsylvania State University and a Master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Neumann’s roles with the Company, including as Chief Executive Officer, as well as his extensive experience in leadership, sales and marketing roles with other companies, qualify him to serve on the Company’s Board of Directors.

PROPOSAL #2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the stockholders approve the Company’s named executive officer compensation by a non-binding advisory vote, as required by Section 14A(a)(1) of the Exchange Act and related SEC rules. This non-binding advisory vote is commonly referred to as “say-on-pay.” Although the vote is not binding on the Company or the Board of Directors, the vote provides the stockholders with an additional means to express their views about compensation for the named executive officers. The outcome of the vote will be taken into account by the Board of Directors and the Compensation Committee in making future determinations about named executive officer compensation.

The compensation of the Company’s named executive officers is described in the Compensation Discussion and Analysis section of this proxy statement, including the compensation tables that accompany the narrative. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. A portion of each named executive officer’s overall compensation is performance-based and tied to the achievement of defined goals. Payments for short-term incentives will be made in cash and long-term incentives will be made in restricted stock.

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the annual meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The Board of Directors recommends a vote “FOR” approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #3

NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER

COMPENSATION

Section 14A of the Exchange Act requires that the Company provides our stockholders with the opportunity to vote, on a non-binding advisory basis, on whether the non-binding advisory shareholder vote on compensation paid to our named executive officers should occur every one, two, or three years. This non-binding advisory vote is commonly referred to as “frequency of say-on-pay” or “say-on-frequency”.

After consideration of the various arguments supporting each frequency level, the Board of Directors believes that an advisory vote on named executive compensation should be conducted every year to enable stockholders to annually express their views on the Company’s executive compensation plan and provide meaningful input for consideration by the Board of Directors and the Compensation Committee in making decisions on executive compensation. Accordingly, the Board recommends that you vote for 1 YEAR (i.e., once every year) as the frequency of future advisory votes on executive compensation. Because this proposal is advisory, it will not be binding on the Company. However, the Board of Directors values our shareholders’ opinions, and will consider the outcome of the result of the vote on this proposal when determining the frequency of future non-binding advisory votes on compensation paid to our named executive officers.

With respect to this proposal, the frequency of the non-binding advisory vote on compensation paid to our named executive officers (namely, every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by our shareholders. Accordingly, shares that are not voted for a specific frequency with respect to this proposal, including abstentions and broker non-votes, will not be relevant to the outcome.

The Board of Directors recommends that stockholders vote “1 YEAR” on Proposal #3 in order to hold an advisory vote to approve named executive compensation EVERY YEAR (as opposed to every two years or every three years).

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2017. This appointment is being presented to the stockholders for ratification at the 2017 annual meeting of stockholders.

Before selecting Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2017, the Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired. Grant Thornton LLP has been conducting independent audits of the Company’s financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be available in person at the 2017 annual meeting of stockholders to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton LLP for the Company’s 2015 and 2016 fiscal years:

Type of Fees	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees (1)	717,051	829,758
Audit-Related Fees (2)	11,535	283,193
All Other Fees (3)	4,900	4,900

Total Fees	733,486	1,117,851

(1)	Audit Fees — These are fees for professional services for fiscal years 2016 and 2015. The professional services provided included auditing the Company’s annual financial statements and internal controls, reviewing the Company’s quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal year 2016, these fees included auditing the Company’s 401(k) and profit sharing plan. For fiscal year 2015, these fees included due diligence and consultations related to mergers and acquisitions and auditing the Company’s 401(k) and profit sharing plan.

(3)	All Other Fees — These are fees for permissible services that do not fall within the above categories.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided to the Company by Grant Thornton LLP and has determined that the firm’s provision of such services to the Company during fiscal year 2016 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company is not required by the Company’s bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the annual meeting, will constitute ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm under Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. If the selection of Grant Thornton LLP is not approved at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of these committees meets the applicable SEC and NASDAQ Global Select Market (“NASDAQ”) independence requirements. The Board of Directors has determined that each of Mr. Sinder and Mr. Levy qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the NASDAQ financial literacy requirements. The Board of Directors held a total of four meetings during fiscal 2016. During 2016, each of the directors attended at least 90% of the total number of meetings of the Board of Directors and any committee on which such director served.

Committee	Members During Fiscal 2016	Committee Functions	Date Current Written Charter Adopted	Meetings Held in Fiscal 2016
Audit	Carl A. Thomsen (Chair until June 2016) Steven D. Levy (member commencing June 2016) Giacomo Marini M. Jay Sinder (Chair commencing June 2016)	• Selects the independent auditors • Oversees the internal financial reporting and accounting controls • Consults with and reviews the services provided by independent auditors • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	Originally adopted August 1999; last amended September 2010	9

Compensation	Brian J. Jackman (Chair until June 2016) Cindy K. Andreotti Gina Haspilaire (Chair commencing June 2016) Steven D. Levy (member until June 2016)	• Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer • Reviews and approves compensation and benefits of the named executive officers other than the Chief Executive Officer and reviews compensation and benefits of the other executive officers and key managers • Establishes and reviews general policies relating to the compensation and benefits of the employees • Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk	Originally adopted August 1999; last amended March 2013	7

Nominating and Governance	Steven D. Levy (Chair) Cindy K. Andreotti Brian J. Jackman	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders • Reviews and makes recommendations on matters regarding corporate governance, including composition of the Board of Directors, committees of the Board of Directors and conflicts of interest • Oversees and coordinates the risk management activities of the Company • Establishes, maintains and improves corporate governance guidelines	Originally adopted February 2004; last amended September 2013	5

A copy of the charter for each of the committees of the Board of Directors is available on our website located at http://investor.pctel.com/documents.cfm. The meetings indicated in the chart above include a joint meeting of the members of the Audit Committee and Compensation Committee in November 2016.

Board Leadership Structure

Mr. Singer commenced his involvement with the Company as a director on the Company’s Board in 1999, became the non-executive Chairman of the Board in February 2001, and subsequently became the Chief Executive Officer in October 2001. Mr. Singer fulfilled both roles for many years to unify the leadership and direction of the Board with the management of the Company. The Board of Directors maintained independent and effective oversight of the Company’s business through the strong leadership provided by Mr. Brian Jackman, as the Lead Independent Director, through the Board committees, and through all directors other than the Chairman being independent directors. As Lead Independent Director, Mr. Jackman’s principal responsibilities have been (i) working with the Chairman and Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between the Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with the General Counsel regarding communications received from the stockholders.

Effective January 2, 2017, Mr. Singer stepped down as Chairman of the Board and Chief Executive Officer. The Board of Directors believes it is in the best interests of the Company at this time to separate the role of Chairman of the Board from the role of Chief Executive Officer and accordingly elected Mr. Levy as non-executive Chairman of the Board and Mr. Neumann as Chief Executive Officer effective as of such date. In connection with this change, the Board determined that it was not necessary to continue to have a Lead Independent Director because the duties previously carried out by the Lead Independent Director will be carried out by the Chairman of the Board.

Independence

The Board of Directors has determined that the non-employee directors are “independent directors” based on the NASDAQ and SEC standards for independence. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees. In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to its determination, the Board of Directors considers the NASDAQ and SEC rules that disqualify a person from being considered as independent, and the responses to an annual questionnaire from each director.

Compensation Committee Interlocks

During 2016, none of Ms. Andreotti, Ms. Haspilaire, Mr. Jackman or Mr. Levy was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Risk Management

While the executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company, the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s risk appetite, and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating and Governance Committee the responsibility of working with Company management to identify, assess, and quantify risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Nominating and Governance Committee updates the full Board of Directors semiannually at Board meetings regarding management’s efforts to address enterprise risks and reports extensively on these efforts at the joint annual meeting of the Audit and Compensation Committees. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

At the most recent joint meeting of the Audit and Compensation Committees, the members of both Committees reviewed risks faced by the Company, focusing on (i) the results of the enterprise risk survey, in which executives and key managers identified their views of risks that the Company faces, and (ii) the risks faced by the Company in the areas of compensation, potential fraud and factory disaster recovery, as well as steps taken by the Company to mitigate these risks. Management also provided the joint committee with an update on the Company’s cyber security plan. The NEOs (as identified in “Compensation Discussion and Analysis—Named Executive Officers”) and certain other executive officers attend Board of Directors and committee meetings as needed, and are available to address any questions or concerns raised by the Board on risk management-related matters.

Director Nomination Process

Stockholder Recommendation and Nominations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of John W. Schoen, Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2018 Annual Meeting of Stockholders” immediately following the “Questions and Answers” section above. Additional information regarding stockholder recommendations for director candidates is set forth in the document entitled “Policies and Procedures for Director Candidates” available at http://investor.pctel.com/documents.cfm.

Identifying and Evaluating Nominees for Director.    The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character, integrity, age, education, area of expertise, knowledge of the telecommunications industry, experience with businesses and other organizations of comparable size, diversity, length of service and potential conflicts of interests;

-	Skills which are complementary to those of the existing members of the Board of Directors; and

-	Other factors that the Committee considers appropriate.

Diversity

In addition to the qualifications set forth above, in evaluating the suitability of candidates for the Board of Directors, the Nominating and Governance Committee considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business background, experience and potential contributions to the Board of Directors, in addition to balancing the gender, ethnicity and racial composition of its members. The Nominating and Governance Committee seeks to ensure that the Board of Directors is comprised of individuals with experience in industries that are complementary to the Company’s business and individuals with financial and accounting experience in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

Cash and Stock Compensation.    The non-employee directors received an annual cash retainer of $25,000 and shares of common stock with value equivalent to $55,000 covering the period from the 2016 annual meeting until this 2017 annual meeting. The non-employee directors also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following:

•	the chair of the Board of Directors received a cash retainer of $10,000 and shares of common stock with value equivalent to $15,000, each pro-rated for the period until the 2017 annual meeting;

•	the chair of the Audit Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Compensation Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Nominating and Governance Committee received shares of common stock with value equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees received shares of common stock with value equivalent to $5,000; and

•	the Lead Independent Director received shares of common stock with value equivalent to $10,000. This position was eliminated effective January 2, 2017 when the Board of Directors elected a non-executive Chairman of the Board.

All the grants of common stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 14, 2016) and vest immediately. The number of shares granted was based on the total dollar value divided by the closing price of PCTEL common stock as presented by NASDAQ on the date of grant.

In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted shares equivalent to $50,000 based upon the closing price of PCTEL common stock as presented by NASDAQ as of the first date of service, which vests in equal annual installments over three years.

Reimbursements.    Each of the non-employee directors is reimbursed for all reasonable out-of-pocket expenses incurred in connection with his or her service on the Board of Directors.

Non-Employee Directors’ Compensation for the Fiscal Year Ended December 31, 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Stock Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Cindy K. Andreotti	41,000	64,998	—	279	106,277
Gina Haspilaire	37,000	64,998	—	1,957	103,955
Brian J. Jackman	41,000	75,000	—	—	116,000
Steven D. Levy	43,000	66,998	—	—	109,998
Giacomo Marini	40,000	59,999	—	—	99,999
M. Jay Sinder	39,000	64,998	—	800	104,798
Carl A. Thomsen (3)	5,500	—	—	—	5,500

(1)	The values shown reflect the fair market value of the award on the grant date. For a discussion of the valuation assumptions, see note 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Ms. Andreotti, Ms. Haspilaire and Mr. Sinder received dividends on unvested common stock awards made to each such director at the commencement of his/her service on the Board of Directors.

(3)	Mr. Thomsen retired from the Board of Directors on June 14, 2016.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, the Board of Directors adopted a policy that requires each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to the Directors for their service on the Board. The directors have five years from their initial date of service to achieve compliance. All of the directors to whom the Guidelines currently apply have achieved compliance with the Guidelines.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the independent directors may do so by sending an e-mail message to the General Counsel at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the Lead Independent Director or the non-executive Chairman of the Board, as the case may be, and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee, Lead Independent Director or the Chairman of the Board, independent advisors, or management. The General Counsel, in consultation with the Lead Independent Director or the non-executive Chairman of the Board, as the case may be, may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2017 annual meeting of stockholders, and all directors attended the 2016 annual meeting of stockholders.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) applies to all employees and directors of the Company and its subsidiaries. It provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Code of Ethics was revised by the Board of Directors in 2016 to enhance the anti-bribery provisions and guidance with respect to investments in third parties. The Code of Ethics is posted on the Company’s website at http://investor.pctel.com/documents.cfm. In addition, the Company has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock as of April 25, 2017 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of the common stock;

•	Each director, including director nominees;

•	Each Section 16 reporting officer; and

•	All of the directors and Section 16 reporting officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of shares beneficially owned is based upon 17,731,854 shares of common stock outstanding as of April 25, 2017. In addition, options for shares of common stock that are exercisable as of April 25, 2017 or will become exercisable on or before June 24, 2017 (60 days subsequent to April 25) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

Shares Outstanding as of April 25, 2017: 17,731,854
Beneficial Owners	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (%)
5% Stockholders
Ariel Investments, LLC, 200 East Randolph Drive, Chicago, IL 60601 (1)	3,175,424	—	3,175,424	17.91%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746 (2)	1,513,334	—	1,513,334	8.53%
Renaissance Technologies LLC, 800 Third Street, New York, NY 10022 (3)	1,251,299	—	1,251,299	7.06%
Chartwell Investment Partners, 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312 (4)	1,244,656	—	1,244,656	7.02%
BlackRock Inc., 55 East 52nd Street, New York, NY 10055 (5)	832,914	—	832,914	4.70%
Directors and Section 16 Officers
David A. Neumann	188,520	40,041	228,561	1.29%
Rishi Bharadwaj	192,006	36,000	228,006	1.29%
John W. Schoen (6)	145,845	42,711	188,556	1.06%
Jeffrey A. Miller	88,904	53,388	142,292	*
Kevin McGowan	97,341	30,000	127,341	*
Brian J. Jackman	93,429	10,000	103,429	*
Giacomo Marini (7)	67,540	10,000	77,540	*
Steven D. Levy (8)	66,635	10,000	76,635	*
Shelley Bacastow	46,485	14,500	60,985	*
Cindy K. Andreotti	34,932	—	34,932	*
M. Jay Sinder	27,778	—	27,778	*
Gina Haspilaire	27,675	—	27,675	*

All directors, director nominees and current executive officers as a group (12 persons)	1,077,090	246,640	1,323,730	7.47%

(1)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Ariel Investments, LLC (“Ariel”) on February 14,

2017. Ariel, a registered investment adviser, possesses sole dispositive control over 3,175,424 shares and sole voting power over 2,368,018 shares. The Schedule 13G/A filed by Ariel contained information as of December 31, 2016 and may not reflect its current holdings of PCTEL common stock.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2017. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over 1,513,334 shares and sole voting power over 1,494,123 of such shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2016 and may not reflect its current holdings of PCTEL common stock.

(3)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule 13G/A filed with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (together, “Renaissance”) on February 14, 2017. According to such Schedule 13G/A, Renaissance, in its capacity as an investment adviser, possesses sole dispositive control over 1,216,512 shares and shared dispositive control over 26,360 shares and sole voting power over 1,216,512 shares. The Schedule 13G filed by Renaissance contained information as of December 31, 2016 and may not reflect current holdings of PCTEL common stock.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Chartwell Investment Partners, LLC (“Chartwell”) on February 10, 2017. Chartwell possesses sole dispositive control and sole voting power over such shares. The Schedule 13G/A filed by Chartwell contained information as of December 31, 2016 and may not reflect its current holdings of PCTEL common stock.

(5)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on September 9, 2016. BlackRock possesses sole dispositive control over 832,914 shares and sole voting power over 813,150 shares. The Schedule 13G/A filed by BlackRock contained information as of August 31, 2016 and may not reflect its current holdings of PCTEL common stock.

(6)	Includes 85,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust and 30,595 shares of PCTEL common stock held by the John W. Schoen III Living Trust.

(7)	Includes 18,953 shares of PCTEL common stock held by the Giacomo Marini Trust and 48,587 shares of PCTEL common stock held by the Marini-Jamason Community Property Trust.

(8)	Includes 5,000 shares of PCTEL common stock held by Beena M. Levy, spouse of Steven D. Levy.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2016:

Name	Title as of December 31, 2016

Martin H. Singer (1)	Chairman of the Board and Chief Executive Officer

John W. Schoen	Senior Vice President, Chief Financial Officer and Corporate Secretary

Rishi Bharadwaj (2)	Senior Vice President and General Manager, Connected Solutions

Jeffrey A. Miller (3)	Senior Vice President, Global Sales, RF Solutions

David A. Neumann (4)	Senior Vice President and General Manager, RF Solutions

(1)	Mr. Singer stepped down from his positions as Chairman of the Board and Chief Executive Officer effective January 2, 2017 and became Vice Chair, a non-Board position.

(2)	Mr. Bharadwaj was promoted to Senior Vice President and General Manager, Connected Solutions, effective November 17, 2016.

(3)	Mr. Miller was promoted to Senior Vice President and General Manager, RF Solutions, effective January 1, 2017.

(4)	Mr. Neumann was appointed by the Board of Directors as Chief Executive Officer effective January 2, 2017.

Because Mr. Neumann was elected as a member of the Board effective January 2, 2017 and is a director nominee, his biographical information is included under Proposal #1 “Election of Directors — Directors and Nominees.”

Mr. John W. Schoen, 61, has been the Company’s Chief Financial Officer, Vice President and Corporate Secretary since November 2001. In September 2013, Mr. Schoen was promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary. Mr. Schoen served as a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years at Motorola, Inc. Mr. Schoen received a Bachelor of Science degree in Accounting from DePaul University and is a Certified Public Accountant.

Mr. Rishi Bharadwaj, 43, has been the Company’s Senior Vice President and General Manager — Connected Solutions since November 2016. Mr. Bharadwaj was promoted to Vice President and General Manager — Connected Solutions in March 2015. Prior to his promotion, Mr. Bharadwaj served as Vice President, Global Sales — Connected Solutions from March 2014 to March 2015; Vice President, Global Sales and Product Management from January 2014 to March 2014; Vice President, Product Management — Connected Solutions from July 2012 to January 2014; and Vice President, Product Management — Antenna Product Group from April 2010 to July 2012. Between July 2003 and April 2010, Mr. Bharadwaj held other leadership positions in the Connected Solutions segment. Between September 1996 and June 2003, he held several RF and software engineering roles at other companies where he developed data collection and data analytics tools for the cellular industry. Mr. Bharadwaj earned a Bachelor of Science degree in Electrical Engineering and a Master of Electrical and Computer Engineering degree from the Illinois Institute of Technology. He also holds a Master’s degree in Business Administration from Northwestern University’s Kellogg School of Management. He holds a patent for measuring data quality in wireless communication networks.

Mr. Jeffrey A. Miller, 61, has been Senior Vice President and General Manager, RF Solutions since January 2017. Mr. Miller served as Senior Vice President, Global Sales — RF Solutions from July 2015 to December 2016. Previously he served as Senior Vice President, Global Sales — Connected Solutions from March 2015 to July 2015; Senior Vice President and General Manager, Site Solutions, from November 2014 to March 2015; President, Connected Solutions from January 2013 to November 2014; Senior Vice President, Sales and Marketing of the Company from April 2010 to December 2012; and Vice President and General Manager of the Company’s Antenna Products Group from October 2006 until April 2010. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller was Functional Manager of Wireless Optimization Products, Wireless Network Test Division of Agilent Technologies Inc. from July 2000 to November 2001. From January 1998 to July 2000, Mr. Miller served as Vice President of Engineering of SAFCO Technologies, Inc. and led its Test and Measurement Group before its acquisition by Agilent Technologies Inc. From September 1992 to January 1998, Mr. Miller was a Principal Consultant with Malcolm, Miller & Associates providing consulting services to wireless network operators and infrastructure suppliers. From 1978 through September of 1992, Mr. Miller held various technical and management positions at Motorola, Inc.’s Cellular Infrastructure Group. Mr. Miller received a Bachelor of Science degree in Computer Science from the University of Illinois.

Mr. Martin H. Singer, 65, served as the Company’s Chief Executive Officer and Chairman of the Board from October 2001 to January 2, 2017. From February 2001 until October 2001, he served as the Company’s non-executive Chairman of the Board, and he served as a director of the Company from August 1999 to January 2, 2017. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, Inc., a wireless communications company acquired by Agilent Technologies in August, 2000. Prior to SAFCO Technologies, Mr. Singer served as Vice President within the Cellular Infrastructure Group of Motorola, a communications equipment company. He also held senior management and technical positions at Tellabs, AT&T and Bell Labs. Mr. Singer holds a Bachelor of Arts degree in Psychology from the University of Michigan and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. He served on the Standing Advisory Group for the Public Company Accounting Oversight Board and on the Advisory Board for the MMM program at Kellogg School of Business. From March 2009 until September 2010, he served on the Board of Directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2012, he was elected to the Board of Directors of Multiband Corporation, and served as Chair of the Compensation Committee until the sale of Multiband in 2013. Mr. Singer has nine patents in telecommunications.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for the CEO, the other NEOs and certain Vice Presidents (collectively referred to as “executive officers”) and the employees designated as key managers by the CEO based upon their responsibilities and performance (hereinafter referred to as “key managers”) is the following:

•	To closely align the interests of the executive officers and key managers with those of the Company’s stockholders with the objective of enhancing stockholder value and promoting long-term, sustainable growth;

•	To attract and retain the best available personnel for positions of substantial responsibility with the Company;

•	To provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through increased rewards for superior individual and corporate performance;

•	To promote the success of the Company’s business while minimizing the opportunity for high-risk behaviors that potentially imperil the underlying value of the Company; and

•	To embrace an appropriate balance of work and family life.

Overview and Responsibilities of the Compensation Committee

The Compensation Committee’s primary duties are to (i) provide guidance with respect to general compensation goals and philosophies for the Company’s employees at all levels; (ii) balance the portion of executive compensation at risk and tied to achievement of corporate and business segment financial performance goals established by the Board of Directors with overall enterprise risk; (iii) make recommendations to the Board of Directors with respect to the compensation of the CEO; (iv) review the compensation criteria and proposed total compensation (including salary, bonus, benefits, and incentive compensation) recommended by the CEO for each of the executive officers and key managers of the Company, and approve an appropriate compensation package for each named executive officer which shall be structured consistent with the compensation philosophy (as described in “Compensation Philosophy” above); (v) review the internal pay equity among the CEO, the officers and the key managers; (vi) make recommendations from time to time to the Board of Directors regarding general equity and cash compensation for the outside directors on the Board of Directors; (vii) act as administrator of the Company’s equity incentive plans; and (viii) retain outside consulting, legal or other advisors to assist the Compensation Committee in the execution of its responsibilities.

The Compensation Committee meets at regularly-scheduled quarterly meetings and from time-to-time between quarterly meetings in order to address matters that fall within the Compensation Committee’s responsibilities. Minutes are recorded of all Compensation Committee meetings. The Compensation Committee reports to the Board of Directors regarding recommendations of the Compensation Committee and actions taken by the Compensation Committee pursuant to delegated authority.

It is the Compensation Committee’s practice to review at least annually all components of compensation for the executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with its compensation philosophies and objectives. Internal pay equity among the executive officers and key managers is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) target executive compensation near the median of total direct compensation in reference to a peer group of publicly-traded companies and in accordance with other competitive market information in order to attract high-performing executives and key managers who also have opportunities with larger multinational companies, (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies, and (iii) create incentives that closely align executive compensation with long-term interests of the Company’s stockholders.

Independent Compensation Consultant.    The Compensation Committee relies upon the services of an independent compensation consultant in applying its judgment as to appropriate levels and components of compensation for the named executive officers. Willis Towers Watson, a global professional services company (the “Independent Compensation Consultant”), provides executive compensation consulting services to the Committee, including (i) assistance with establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

The Independent Compensation Consultant has conducted an internal review and has certified that it is an independent advisor to the Compensation Committee and that no conflict of interest exists. Although the fees of the Independent Compensation Consultant are paid by the Company, the Independent Compensation Consultant is accountable and has direct reporting responsibility to the Compensation Committee. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee.

Survey Data, Peer Groups and Use of Industry Benchmarking Data.    The Compensation Committee uses benchmarking information to evaluate “total compensation” of the Company’s NEOs (i.e., annual salary and short-term and long-term incentive awards). The benchmarking information is comprised of survey data which is derived from two independent executive compensation surveys compiled by recognized compensation firms as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company. The survey data used by the Independent Compensation Consultant is derived from different databases of companies that compare to the Company only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The Compensation Committee, with assistance from the Company’s management and guidance from the Independent Compensation Consultant, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Due in part to the lack of small public companies involved in the same combination of activities as the Company, it is not possible to construct a group of companies with characteristics entirely similar to the Company. The Independent Compensation Consultant therefore compiles data from public companies that, based upon its expertise, are the most similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors, and provide a meaningful comparison for the Compensation Committee.

In September 2015, the Committee established a 15 member peer group which was in effect at the time the Compensation Committee set the 2016 executive compensation. The same peer group has been retained as the Compensation Committee set the 2017 executive compensation, except that one company was acquired and accordingly was omitted from the peer group. The current peer group members (the “2017 Peer Group”) are set forth below:

8x8 Inc.	Digi International Inc.
Aerohive Networks, Inc.	Frequency Electronics Inc.
CalAmp Corp.	KVH Industries Inc.
Clearfield, Inc.	Lantronix, Inc.
ClearOne, Inc.	Numerex Corp.
Communications Systems Inc.	ORBCOMM, Inc.
DASAN Zhone Solutions, Inc.	Westell Technologies, Inc.

The compensation data derived from the 2017 Peer Group consisted of the then-most recent publicly available annual and long-term compensation amounts. The financial performance data derived from the 2017 Peer Group included (i) one-year and three-year revenue change, (ii) net income change, (iii) net profit margin, (iv) return on invested capital, and (v) one-year, three-year and five-year total stockholder return. The Independent Compensation Consultant provided a comprehensive pay-for-performance analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Annual Compensation Process

The Company considered the results of the Say-on-Pay proposal presented to the shareholders for approval in 2016. In light of the support the proposal received, the Company’s compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis, is focused on sustainable financial performance to drive stockholder value.

The compensation of the CEO, the other executive officers and the key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO) and key managers of the Company. The CEO’s compensation must be approved each year by the non-employee directors of the Board of Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is based upon evaluation forms circulated by the Nominating and Governance Committee and completed by all non-employee directors with respect to the CEO’s performance, as measured by the ability to meet financial performance objectives of the Company, conduct succession planning, execute strategic plans, exhibit leadership, and maintain good relationships with the stockholders, Board of Directors and other stakeholders of the Company. The Chair of the Compensation Committee, as well as the Chairman of the Board, will solicit input from the CEO in the course of the Compensation Committee’s formulation of its recommendation.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the advice of the Committee’s Independent Compensation Consultant (as described in “Overview and Responsibilities of the Compensation Committee — Independent Compensation Consultant” above). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in closed session, typically with its Independent Compensation Consultant in attendance, but with no Company employees present. The CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

In establishing compensation for the executive officers (other than the CEO), the Compensation Committee relies on (i) insights provided by the CEO as to their respective individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy, as described in “Compensation Philosophy” above. The CEO attended five of the seven Compensation Committee meetings in 2016 in order to provide his insight on the contributions made by various executive officers and key managers. After consulting with its Independent Compensation Consultant and the CEO, the Compensation Committee, in its discretion, sets the annual compensation for the executive officers and key managers, including salary, short-term and long-term incentives.

Summary of Principal Elements of Executive Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1.	Annual salary which is the principal element of cash compensation that is not “at risk.” In determining the level of annual salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officer or key manager, and seeks to establish an annual salary that is competitive with those paid to comparable executive officers and key managers at its benchmark companies.

2.	Incentive awards administered under the Short-Term Incentive Plan which is an annual performance-based incentive plan designed to motivate achievement of specifically-identified, short-term corporate and business segment objectives. The awards are paid in cash, shares or a combination of both.

3.	Equity awards administered under the Long-Term Incentive Plan which is designed to encourage sustainable growth, consistent earnings, and management retention through consistency in long-term incentives. These equity awards include shares, options or a combination of both.

4.	Change of Control benefits which induce the executive officers to continue to contribute to the success of the Company in connection with an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits pertain if such an event occurs and within twelve months after such occurrence, the executive officer is involuntarily terminated (i.e., a “double trigger”).

5.	Severance benefits which compensate certain executive officers in the event of an involuntary termination of his/her employment unassociated with a change of control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time, and vesting of certain restricted shares previously awarded under short-term and long-term incentive programs.

6.	Medical and other standard benefits, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator, which provides a selection of investment alternatives from which plan participants may choose. The Company matches the contribution of a plan participant up to the first 4% of the participant’s compensation. The Company match vests immediately.

Summary of 2016 Company Financial Performance and Equity Compensation

2016 Company Financial Performance.    The Company uses the following non-GAAP measures in evaluating its performance: non-GAAP earnings per share (“EPS”); adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and free cash flow. We believe these non-GAAP measures facilitate comparability of results over different periods. A full reconciliation of these non-GAAP measures to our GAAP measures is included in our 2016 Annual Report on Form 10-K.

Our top-line revenue was challenged in the first three fiscal quarters of 2016, with annual revenue declining $9.9 million to $96.7 million. The first three fiscal quarters were impacted by several large multi-year projects coming to an end, as well as our decision at the end of 2015 to eliminate low-margin businesses obtained through earlier acquisitions. On lower annual revenue, for 2016 we reported a 1.5% improvement in gross profit; a $1.6 million (30%) improvement in adjusted EBITDA; $0.20 of non-GAAP EPS, up 82%; and free cash flow of $8.5 million at 8.8% of revenue compared to $7.0 million and 6.6% of revenue in 2015. We believe that the improved profit and cash flow validate our decision to eliminate lower margin product lines that were not core to our future growth.

PCTEL’s financial performance in 2016 as compared with its peer group was at the median for one-year total shareholder return, between the 25th percentile and median for return on invested capital and three-year total shareholder return, at the 25th percentile for three-year revenue growth, net profit margin, and five-year total shareholder return, and below the 25th percentile for one-year revenue growth, all based upon the most recently publicly-available data collected by the Independent Compensation Consultant.

Awards Under the 2016 Short-Term Incentive Plan.    For the purposes of determining the annual incentive award under the 2016 Short-Term Incentive Plan (“2016 STIP”), the Company’s performance was measured by (i) revenue growth in 2016 over 2015, and (ii) the increase of non-GAAP earnings per share of PCTEL common stock in 2016 over 2015. (The difference between non-GAAP earnings per share and GAAP earnings per share is the exclusion from non-GAAP earnings of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/ loss on the sale of product lines, non-cash income tax expense, legal settlement income beyond the related costs, and non-cash other income.) The Board of Directors adopted a sliding scale on a non-linear basis for determining the incentive award under the 2016 STIP in order to produce no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth, and a sharply increasing incentive award for superior revenue and earnings growth. The payout factor (also referred to as the “target award percentage”) for 2016 if the Company achieved both metrics of the 2016 financial plan at target was 35%. Non-GAAP earnings per share were weighted 80% and revenue was weighted 20%. For Mr. Bharadwaj and Mr. Neumann, their business segment’s goals were weighted 70% and corporate goals were weighted 30%.

The target award percentages actually achieved by the NEOs in 2016 are summarized in the table below:

Results of 2016 Short-Term Incentive Plan

Name(1)	Maximum 2016 Potential Award as a % of Annual Salary (%)	Maximum 2016 Potential Award ($)	2016 Target Award(2) ($)	Award Paid(3) ($)	Award Paid as a % of Annual Salary (%)
Martin H. Singer	130	579,150	202,703	113,050	25
John W. Schoen	100	261,000	91,350	50,947	20
Rishi Bharadwaj	100	227,700	79,695	55,470	24
David A. Neumann	100	238,500	83,475	34,764	15

(1)	Mr. Miller did not participate in the 2016 STIP. For details regarding the Sales Compensation Plan in which he participated, see footnote 4 in the table entitled “Salaries for Named Executive Officers” in “2017 Executive Compensation — 2017 Base Salaries” below.

(2)	The target award under the 2016 STIP for each NEO is calculated by multiplying such NEO’s Maximum 2016 Potential Award by 35% (i.e., the payout upon achievement of the target financial performance).

(3)	The awards under the 2016 STIP were paid in stock. The price was calculated based on the grant date, which was the date the Compensation Committee approved the calculation of the payout.

2017 Executive Compensation

The Company is a leading global supplier of antennas and wireless network solutions to the wireless industry. The Connected Solutions segment designs and manufactures precision antennas which are deployed in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things (IIoT). The RF Solutions segment provides test tools and engineering services that improve the performance of wireless networks globally. Mobile operators, neutral hosts, and equipment manufacturers rely on the Company to analyze, design and optimize next generation wireless networks. The Company focuses its efforts on non-commodity markets to provide longer product life cycles and greater margin. The Board of Directors has set a revenue target of $101 million and an Adjusted EBITDA target of $10 million for 2017. The key components of the 2017 executive compensation based upon this financial plan are as follows:

1. 2017 Base Salaries.

The salary of the each named executive officer (“NEO”) for 2017, 2016, and 2015 is set forth below:

Salaries for Named Executive Officers

Name	2017(6) $	2016 $	2015 $
David A. Neumann (1)(2)	350,000	238,500	265,000
John W. Schoen (1)	300,200	261,000	290,000
Rishi Bharadwaj (1)(3)	270,000	227,700	230,000
Jeffrey A. Miller (1)(4)	270,000	230,000	300,000
Martin H. Singer (1)(5)	315,000	445,500	495,000

(1)	As previously reported, in order to better align compensation incentives with long-term shareholder interest, reduce operating expenses and improve earnings, effective August 31, 2015, the Board of Directors approved a reduction in the base salaries of the NEOs, and concurrently granted to each NEO shares of the Company’s common stock in an amount correlated to the salary reduction. Mr. Neumann received 7,600 shares for a 10% reduction in salary; Mr. Schoen received 8,300 shares for a 10% reduction in salary; Mr. Bharadwaj received 700 shares for a 1% reduction in salary; Mr. Miller received 2,600 shares for a 3% reduction in salary; and Mr. Singer received 14,100 shares for a 10% reduction in salary.

(2)	Mr. Neumann was appointed Chief Executive Officer in January 2017.

(3)	Mr. Bharadwaj was promoted to Senior Vice President and General Manager — RF Solutions in November 2016.

(4)	In addition to the reduction described in footnote (1), Mr. Miller’s salary was also reduced as of January 1, 2016 because, as the Senior Vice President of Global Sales for the RF Solutions segment, he participated in a Sales Compensation Plan pursuant to which, in addition to his salary reflected above, he earned $92,258 commission based upon the sales revenue of the entire RF Solutions segment.

(5)	Mr. Singer stepped down as Chairman of the Board and Chief Executive Officer effective January 2, 2017 and became Vice Chair, a non-Board position.

(6)	The changes to salary for Mr. Neumann, Mr. Bharadwaj, Mr. Miller and Mr. Singer became effective January 2, 2017 and on April 1, 2017 for Mr. Schoen.

2. 2017 Short-Term Incentive Plan.    The Compensation Committee adopted a new structure for the 2017 Short-Term Incentive Plan (“2017 STIP”) in order to simplify the plan, increase the effectiveness of the incentives awarded thereunder, enhance consistency across job functions and reward participants based upon achievements of the business segment the participant has the ability to impact. The 2017 STIP is designed to provide incentive awards for the NEOs, other executive officers and key employees based on the achievement of the specifically-identified Adjusted EBITDA goal for the Company or the applicable business segment. The design of the 2017 STIP aligns the participants’ interests directly with those of the stockholders and is a self-adjusting plan given that the net Adjusted EBITDA for 2017 includes the aggregate incentive award payment. “Adjusted EBITDA” is a non-GAAP measure defined as operating profit from continuing operations plus depreciation, amortization, impairment of goodwill or intangible assets, and stock-based compensation. For purposes of Adjusted EBITDA at the business segment level, corporate costs are not allocated to the business segments.

The Adjusted EBITDA goals for the Company and for each of its two segments are set forth below. The amounts designated as the target reflect the Company’s 2017 financial plan approved by the Board of Directors.

The incentives awarded under the 2017 STIP to individual participants will be based upon the achievement of Adjusted EBITDA goals by the business segment with which such participant is most closely aligned. Incentive awards for achievements between the threshold and target or the target and maximum goals will be determined on a straight-line basis; there is no incentive award below the threshold and no increase above the maximum. The percentage of base salary paid as the incentive award at the three levels of achievement is assigned to participants by job category and responsibilities. The 2017 STIP awards will be paid in cash.

Mr. Neumann and Mr. Schoen will be awarded an incentive under the 2017 STIP based solely upon the Company’s achievement of the corporate goal reflected above, while Mr. Bharadwaj will be awarded an incentive based solely upon the Connected Solutions segment’s achievement of its goal reflected above, and Mr. Miller will be awarded an incentive based solely upon the RF Solutions segment’s achievement of its goal reflected above. Pursuant to his Employment Agreement effective in November 2016, Mr. Singer is not participating in the 2017 STIP. The incentives awarded under the 2017 STIP to the NEOs upon achievement of the threshold, target or maximum level of Adjusted EBITDA are set forth below:

	At Threshold		At Target		At Maximum
Name	% of base salary	$	% of base salary	$	% of base salary	$
David A. Neumann	32.50	113,750	65.00	227,500	130	455,000
John W. Schoen	28.75	86,308	57.50	172,615	115	345,230
Rishi Bharadwaj	28.75	77,625	57.50	155,250	115	310,500
Jeffrey A. Miller	28.75	77,625	57.50	155,250	115	310,500

The Compensation Committee believes that the target goals for the Company and the two business segments are challenging but achievable with significant effort.

4. 2017 Long-Term Incentive Plan.

In 2016, the Compensation Committee simplified its plan for the grant of long-term incentive equity awards by employing service-based vesting. For 2017, the Long-Term Incentive Plan (“2017 LTIP”) will also employ service-based vesting; however, the number of restricted shares awarded under the 2017 LTIP is substantially reduced from previous years, and the restricted shares will vest in their entirety on the second anniversary of the grant date, versus in equal annual increments over a four-year period as was the case in 2016. Each NEO must be an employee of the Company on the vesting date in order to receive the equity award.

2017 Long-Term Incentive Plan

Name	# of Shares
David A. Neumann	20,000
John W. Schoen	14,000
Rishi Bharadwaj	14,000
Jeffrey A. Miller	14,000

62,000

Overall, the total long-term equity to be granted by the Company to the NEOs is between the 25th percentile and the median for long-term incentives based on survey data provided by the Compensation Committee’s Independent Compensation Consultant. See “Responsibilities of the Compensation Committee — Survey Data, Peer Groups and the Use of Industry Benchmarking Data.” In accordance with his Employment Agreement effective in November 2016, Mr. Singer is not participating in the 2017 LTIP.

5. Change of Control and Severance Arrangements.    The Company offers retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executives to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” structure requiring both (i) a completed Change of Control event, and (ii) either (x) an involuntary termination of such executive officer’s employment within 12 months following such Change of Control event other than as a result of cause, disability or death (an “Involuntary Termination”), or (y) a termination by the executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as such capitalized terms are defined in the applicable Management Retention Agreement). The principal retention benefits available to the participating executive officers upon satisfaction of both triggers are a lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

Under their employment and/or severance benefit agreements with the Company, the NEOs and certain other executive officers are also entitled to severance and related benefits in connection with (i) the Involuntary Termination of their employment, and (ii) a termination by the NEO of his or her employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement) in each case, unassociated with a Change of Control. The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time.

The table below and the summary of retention arrangements related to benefits associated with severance or a Change of Control of the Company should be read in conjunction with the tables entitled “Potential Payments Upon Termination as of December 31, 2016” and “Potential Payments Upon Change of Control as of December 31, 2016” in “Executive Compensation and Other Matters” on pages 42 and 43.

	Severance Benefits ( i.e., Involuntary Termination Not Related to a Change of Control)					Change of Control Benefits (i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation		Healthcare (in months)	Acceleration of Unvested Options (in months)	Acceleration of Unvested Restricted Shares (in months)(3)	Multiple of Annual Salary (Paid in Lump Sum)		Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(4)
Martin H. Singer(1)	12 months	(2)	Up to 18 months	12 months	12 months	2.75x		Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 12 months	12 months	12 months	2x		Up to 12 months	100%	100%
Rishi Bharadwaj	12 months		Up to 12 months	12 months	12 months	2x		Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 12 months	12 months	12 months	2x		Up to 12 months	100%	100%
David A. Neumann	12 months		Up to 12 months	12 months	12 months	2x	(5)	Up to 12 months	100%	100%

(1)	Mr. Singer stepped down as Chief Executive Officer effective January 2, 2017, and accordingly will not receive either severance or Change of Control benefits.

(2)	For Mr. Singer, this would have included both annual salary and 100% of the maximum potential incentive award payable under the Short-Term Incentive Plan in the year of termination.

(3)	The occurrence of an involuntary termination (other than for cause) in 2016 during an annual performance period would have resulted in an immediate vesting of all unvested service-based equity awards. With respect to performance-based equity awards, an involuntary termination of an NEO would have resulted in the immediate vesting of his performance-based equity awards established for the period in which the termination occurred (including the then-current Interim Period under the 2014 LTIP and 2015 LTIP), but he would have lost the right to earn any performance-based equity for any future performance periods.

(4)	Upon the occurrence of a Change of Control, performance-based equity awards will automatically convert into service-based equity awards with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the equity award; however, in the event of the involuntary termination of any NEO within 12 months following a Change of Control, all such NEO’s equity awards will immediately vest.

(5)	Mr. Neumann was appointed Chief Executive Officer effective January 2, 2017. In connection therewith, his Management Retention Agreement was amended to increase the multiple of annual salary in the event of a Change of Control from 2x to 2.25x.

6. Other Benefits.    No material changes were made to the medical benefits or other standard benefits received by NEOs in 2016. See paragraph 6 of “Summary of Principal Elements of Executive Compensation” for additional information.

CEO Total Direct Compensation

Mr. Neumann’s total target compensation for 2017 (consisting solely of salary, target award under the 2017 STIP and the incentive under the 2017 LTIP) equates to $696,900, representing a modest increase from 2016 target total compensation of $648,203 for Mr. Singer, the CEO in 2016. Mr. Neumann’s total target compensation for 2017 (inclusive of the elements listed above), at target performance, is near the median of comparable companies based on the market consensus data gathered by the Independent Compensation Consultant from survey and peer group executive compensation information. If the Company exceeds the financial plan targets, Mr. Neumann could achieve total compensation above the median. The Compensation Committee believes that Mr. Neumann’s total direct target compensation for 2017 is appropriate.

General Terms of Equity Grants

Stock Plan.    All equity issued by the Company (whether as restricted stock or stock options, and whether granted under the Short-Term Incentive Plan, the Long-Term Incentive Plan or otherwise) is issued under the Stock Plan. The Stock Plan was originally approved by the stockholders in 1997 as the “1997 Stock Plan,” and was amended and restated in 2010 to replace the then current 1997 Stock Plan and the 1998 Director Stock Option Plan. It was further amended and restated at the 2015 annual meeting and was renamed as the “Stock Plan”.

Material Terms of Stock Option Grants.    Stock options are granted to non-executive new hires from time to time. The Compensation Committee has never re-priced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the Stock Plan expressly prohibits such re-pricing of previously granted stock options.

Administrative Protocols in Stock Option and Restricted Stock Grants.    The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the Stock Plan. This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•	The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the grant date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by the NASDAQ Global Select Market (“NASDAQ”) on the grant date is selected to represent that value.

•	Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the executive officers and key managers of the Company may be presumed to be in possession of non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays incentive awards to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, are subject to “quiet period” deferred issuance as described in the preceding paragraph.

Stock Ownership Guidelines

In order to align further the interests of the Company’s NEOs with the interests of the stockholders, the Board of Directors adopted a policy that prescribes ownership levels of PCTEL common stock. The CEO is required to maintain PCTEL common stock with a value equal to twice his annual salary and each other NEO is required to maintain PCTEL common stock with a value equal to his annual salary. All of the NEOs are in compliance with the Stock Ownership Guidelines.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, the Company is able for federal tax purposes to deduct compensation paid to the NEOs only if the compensation for each such executive officer is less than $1.0 million during the fiscal year or is “performance-based” as defined under Section 162(m). Although it is the objective of the Compensation Committee to seek to qualify all executive compensation as deductible, in order to provide flexibility and to ensure that the executive compensation programs remain competitive, the Compensation Committee has not adopted a policy with this objective. In 2016, all compensation paid to the NEOs of the Company was below $1.0 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2016 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

GINA HASPILAIRE (CHAIR)

CINDY K. ANDREOTTI

BRIAN J. JACKMAN

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2016, 2015 and 2014:

Summary Compensation Table

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5,6) ($)	Total ($)
Martin H. Singer	2016	445,500	—	301,600	—	113,050	65,289	925,439
	2015	478,500	—	1,118,893	—	—	38,446	2,029,739
	2014	491,500	—	223,826	—	28,958	27,924	772,208

John W. Schoen	2016	261,000	—	112,200	—	50,947	31,930	456,077
	2015	280,333	—	179,559	—	—	27,644	487,536
	2014	290,000	—	111,913	—	12,398	27,205	441,516

Rishi Bharadwaj (7)	2016	227,700	—	168,300	—	55,470	46,737	498,207
	2015	224,233	—	519,261	—	—	26,245	769,739

Jeffrey A. Miller	2016	230,000	—	112,200	—	—	125,448	467,648
	2015	297,000	—	146,898	—	—	31,540	475,438
	2014	300,000	—	143,886	—	5,940	31,276	481,102

David A. Neumann	2016	238,500	—	168,300	—	34,764	50,663	492,227
	2015	252,667	—	602,798	—	—	29,239	884,704
	2014	247,000	—	183,852	—	49,359	29,063	509,274

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2016, 2015 and 2014.

(2)	The amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 9 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016.

The stock awards include: (i) restricted stock granted concurrently with the reduction in each NEO’s salary in August 2015, as described in footnote (1) of the table under “Compensation Discussion and Analysis — 2017 Executive Compensation — 2017 Base Salaries” above; and (ii) restricted stock granted pursuant to the Long-Term Incentive Plan in effect for the year indicated. The actual value that may be realized from the restricted stock awards described in subsections (i) and (ii) is contingent upon the NEO remaining an employee of the Company on the vesting date. The actual value that may be realized from the restricted stock awards under each of the 2015 Long-Term Incentive Plan (“2015 LTIP”) and the 2014 Long-Term Incentive Plan (“2014 LTIP”) is also contingent upon satisfaction of the conditions to vesting in that award. The amounts shown in the table below include the value of performance-based restricted shares granted under the 2015 LTIP and the 2014 LTIP. The table indicates various values of the performance shares at different levels of achievement (i.e., at threshold and target) using the price on the grant date, as well as the estimated value of the share grants based upon performance conditions. The amounts reflected are not indicative of the compensation actually received in such years:

Name	Year	Threshold in Shares #	Value @ Threshold ($)	Target in Shares #	Value @ Target ($)	Estimated Value as of 12/31/2016 ($)
Martin H. Singer	2015	9,375	82,500	25,000	220,000	—
	2014	10,500	88,935	28,000	237,160	—

John W. Schoen	2015	5,625	49,500	15,000	132,000	—
	2014	5,250	44,468	14,000	118,580	—

Rishi Bharadwaj	2015	5,625	49,500	15,000	132,000	—

Jeffrey A. Miller	2015	5,625	49,500	15,000	132,000	—
	2014	6,750	57,173	18,000	152,460	—

David A. Neumann	2015	7,500	66,000	20,000	176,000	—
	2014	8,625	73,054	23,000	194,810	—

(3)	The grant of 200,000 shares to Mr. Singer in 2015 was modified to cancel 65,000 shares, and a grant of 65,000 shares was made to Mr. Singer in 2016. All of the shares vest in September 2017 if the conditions of the grant are met.

(4)	The values shown for 2014 reflect that the incentive awards were paid in cash under the Short-Term Incentive Plans in 2014. No incentive was earned under the 2015 Short-Term Incentive Plan. The details of the 2016 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2016 Company Financial Performance and Equity Compensation — Awards Under the 2016 Short-Term Incentive Plan.” above.

(5)	Included in this column for Mr. Miller is $92,258 earned in his 2016 Sales Compensation Plan.

(6)	The values shown represent payments by the Company for each NEO of matching contributions under 401(k) plan, group life insurance premiums, healthcare premiums, reimbursement of certain expenses and dividends on unvested restricted shares of PCTEL common stock. The contributions exceeding $10,000 are (i) healthcare premiums of $15,407, $16,165 and $15,819 for Mr. Singer in 2016, 2015 and 2014, respectively; $12,406, $11,311 and $11,071 for Mr. Schoen in 2016, 2015 and 2014, respectively; $16,923 and $15,296 for Mr. Bharadwaj in 2016 and 2015; $14,792, $16,165 and $15,819 for Mr. Miller in 2016, 2015 and 2014, respectively; and $17,792, $16,165 and $15,819 for Mr. Neumann in 2016, 2015 and 2014; (ii) total dividends on unvested restricted shares of PCTEL common stock of $32,365 $10,705 and $11,408 for Mr. Singer in 2016, 2015 and 2014, respectively, $19,730 for Mr. Bharadwaj in 2016 and $20,990 for Mr. Neumann in 2016; and (iii) 401(k) match of $10,600 for Messrs. Singer and Miller and $10,440 for Mr. Schoen in 2016; and of $10,600 for Messrs. Singer, Schoen, Miller and Neumann in 2015. Except as noted above, none of the benefits included in the column entitled “All Other Compensation” exceeded $10,000 individually for a NEO in 2016, 2015 or 2014.

(7)	Mr. Bharadwaj became an NEO in 2015.

The following table provides information on equity awards granted in fiscal 2016 to each of the NEOs:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock; Number of Shares of Stock or Units #	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards $
Name	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin H. Singer	3/3/2016	11,583	202,703	579,150	—	—	—	—	—	—
	6/23/2016	—	—	—	—	—	—	65,000	—	301,600
John W. Schoen	3/3/2016	5,220	91,350	261,000	—	—	—	20,000	—	112,200
Rishi Bharadwaj	3/3/2016	3,118	79,695	227,700	—	—	—	30,000	—	168,300
Jeffrey A. Miller	3/3/2016	—	—	—	—	—	—	20,000	—	112,200
David Neumann	3/3/2016	3,339	83,475	238,500	—	—	—	30,000	—	168,300

(1)	The amounts shown represented potential payments under the 2016 STIP. The principal terms of the 2016 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2016 Company Financial Performance and Equity Compensation — Awards Under the 2016 Short-Term Incentive Plan.”

(2)	The first interim period under the 2014 LTIP ended on December 31, 2015 and the second interim period will end on December 31, 2017; and the first interim period for the 2015 LTIP ended on December 31, 2016 and the second interim period will end on December 31, 2018. There was no payment to participants under the 2014 LTIP at the end of the first interim period on December 31, 2015 or under the 2015 LTIP at the end of the first interim period on December 31, 2016. The Company does not expect to make any payment and is not recording any expense under GAAP in connection with the second interim period of the 2014 LTIP or 2015 LTIP at this time.

(3)	Grant dates are the date the applicable grant was approved by the Compensation Committee and the Board of Directors.

Outstanding Equity Awards at Fiscal Year End December 31, 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Unearned Shares Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Martin H. Singer	90,844	—	4/9/2013	—	7.16	4/9/2020	—	—	—	—
				—			200,000	1,076,000	26,500	142,570
John W. Schoen	42,711	—	4/9/2013	—	7.16	4/9/2020	—	—	—	—
				—			38,407	206,630	14,500	78,010
Rishi Bharadwaj	36,000	—	4/9/2013	—	7.16	4/9/2020	—	—	—	—
				—			105,000	564,900	15,000	80,700
Jeffrey A. Miller	53,388	—	4/9/2013	—	7.16	4/9/2020	—	—	—	—
				—			37,157	199,905	16,500	88,770
David A. Neumann	40,041	—	4/9/2013	—	7.16	4/9/2020	—	—	—	—
				—			105,750	568,935	21,500	115,670

(1)

For Mr. Singer, 200,000 shares vest on September 10, 2017. For Mr. Schoen 17,157 vest on January 2, 2017, 1,250 shares vest on September 11, 2017, and the remaining 20,000 shares vest one-fourth each year commencing one year after the grant date. For Mr. Bharadwaj, 30,000 shares vest one-fourth each year commencing one year after the grant date, 37,500 shares vest on November 19, 2018 and 37,500 shares vest on November 19, 2019. For Mr. Miller, 17,157 shares vest on January 2, 2017 and 20,000 shares vest one-fourth each year commencing one year after the grant date. For Mr. Neumann, 30,000 shares vest one-fourth each year commencing one year after the grant date, 750 shares vest on June 13, 2017, 37,500 shares vest on November 19, 2018 and 37,500 shares vest on November 19, 2019.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $5.38, the closing price of PCTEL common stock as of December 31, 2016.

(3)	The shares granted under the Long-Term Incentive Plans for 2014 and 2015 vest in two interim periods, the second of which ends on December 31, 2017 and 2018, respectively. Such Long-Term Incentive Plans are designed so that at the end of the initial two-year interim measuring period, the participants will receive an equity award if the Company’s actual revenue at the conclusion of the interim period exceeds the interim revenue threshold. The equity award received by participants increases in a linear progression as the Company’s revenue for the interim period increases above the threshold up to the target revenue goal. At the end of the second interim period, the participants will receive an equity award if the Company’s actual revenue for the entire four-year period exceeds the revenue threshold for such period. The Company does not expect to make any payment and is not recording any expense under GAAP in connection with the second interim period of the 2014 LTIP or 2015 LTIP at this time.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2016 by the NEOs upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested at Fiscal Year End December 31, 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Martin H. Singer	—	—	14,100	71,205
John W. Schoen	—	—	9,550	48,103
Rishi Bharadwaj	—	—	3,200	15,935
Jeffrey A. Miller	—	—	2,600	13,130
David A. Neumann	—	—	10,850	54,215

(1)	The value represents the closing price of PCTEL common stock as represented by the NASDAQ Global Select Market (“NASDAQ”) as of the vesting date multiplied by the number of shares that vested on such date.

Potential Payments Upon Termination as of December 31, 2016

The following table estimates amounts payable to the NEOs as if an involuntary termination had occurred on December 31, 2016:

Severance Benefits(1)(6) (i.e., Involuntary Termination Not Related to a Change of Control or Occurring More Than 12 Months After a Change of Control)
Name	Salary(3) ($)	Short Term Incentive Plan(3) ($)	Healthcare(4) ($)	Option Acceleration ($)	Restricted Shares Acceleration(5) ($)	Total ($)
Martin H. Singer (2)	445,500	579,150	16,575	—	1,076,000	2,117,225
John W. Schoen	261,000	—	11,714	—	125,930	398,644
Rishi Bharadwaj	227,700	—	15,732	—	40,350	283,782
Jeffrey A. Miller	230,000	—	11,050	—	119,205	360,255
David A. Neumann	238,500	—	16,712	—	44,385	299,597

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred in 2016 unrelated to, or more than 12 months after, a Change of Control as a result of (i) an involuntary termination by Company of the NEO’s employment other than for “Cause”, death or “Disability” (an “Involuntary Termination”) or (ii) a “Voluntary Termination for Good Reason” as such capitalized terms are defined in the applicable Management Retention Agreement. If an NEO’s employment (other than the CEO’s employment) were terminated for reasons other than the foregoing, such NEO would not be entitled to receive any severance benefit. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail under “Compensation Discussion and Analysis — Change of Control and Severance Arrangements” above.

(2)	If Mr. Singer’s employment had been terminated for cause, he would not have been entitled to receive any severance benefit. If his employment were terminated as a result of death or “Disability” (as defined in his Employment Agreement) which occurred unrelated to, or more than 12 months after, a Change of Control, he would have been entitled to the amounts set forth in this table.

(3)	The amount set forth as salary represents 12 months of annual base salary paid on a continuing basis in accordance with normal payroll procedures. In addition, Mr. Singer would have been entitled to payment of 100% of his maximum potential incentive award under the 2016 STIP.

(4)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months (or in case of Mr. Singer for up to 18 months.)

(5)	Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the NEO had continued to be employed for 12 months. The value represents the number of shares accelerated (assuming vesting through December 31, 2016) multiplied by $5.38, the closing price of PCTEL common stock as of December 31, 2016.

(6)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change of Control date of December 31, 2016. All equity which was assumed accelerated in such calculation was valued at $5.38 per share.

Potential Payments Upon Change of Control as of December 31, 2016

The following table estimates amounts payable to the NEOs as if a Change of Control had occurred on December 31, 2016:

Change Of Control Benefits(1)(5) (i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary(2) ($)	Healthcare(3) ($)	Option Acceleration ($)	Restricted Shares Acceleration(4) ($)	Total ($)
Martin H. Singer	1,225,125	11,050	—	1,218,570	2,454,745
John W. Schoen	522,000	11,714	—	284,640	818,354
Rishi Bharadwaj	455,400	15,732	—	645,600	1,116,732
Jeffrey A. Miller	460,000	11,050	—	288,675	759,725
David A. Neumann	477,000	16,712	—	684,605	1,178,317

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred in 2016 within 12 months of a Change of Control of the Company for one of the reasons listed in footnote (1) to the table captioned “Potential Payments Upon Termination as of December 31, 2016 — Severance Benefits.” If an NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any Change of Control arrangements with the Company. The material terms of the severance and Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail under “Compensation Discussion Analysis — Change of Control and Severance Arrangements” above.

(2)	The amount set forth as salary represents 200% of annual salary for NEOs (other than the CEO) and is paid in a lump sum after both (i) the completion of a Change of Control and (ii) within twelve months thereafter either an Involuntary Termination (as defined in footnote (1) of the table captioned “Potential Payments Upon Termination as of December 31, 2016 — Severance Benefits) by the Company of the NEO’s employment, or a termination by the NEO of his employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The amount set forth as salary for Mr. Singer represents 275% of his annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis — Change of Control and Severance Arrangements” above.

(3)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.

(4)	Under the terms of the Management Retention Agreements providing for Change of Control benefits, all then unvested service-based restricted shares vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Upon a Change of Control, performance-based restricted shares automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable award agreement) will continue to pertain to the restricted shares; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the restricted shares will immediately vest. The value represents the number of shares that would have vested multiplied by $5.38, the closing price of PCTEL common stock on December 31, 2016.

(5)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 31, 2016. All equity which was assumed accelerated in such calculation was valued at $5.38 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about PCTEL common stock that may be issued upon the exercise of options and rights under all of the former and existing equity compensation plans, including the Stock Plan, 1997 Stock Plan, 1998 Director Stock Option Plan, Employee Stock Purchase Plan and the 2001 Stock Plan:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders (1)	830,839	(3)	7.15	(3)	3,634,366
Equity compensation plans not approved by stockholders (2)	31,110		9.30		—

Total	861,949		7.22		3,634,366

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and Employee Stock Purchase Plan were approved by stockholders. The stockholders approved an amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting (which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan), and a further amendment and restatement of the 1997 Stock Plan (renaming it as the “Stock Plan”) at the 2015 annual meeting. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	The referenced plan is the 2001 Stock Plan which terminated in August 2011.

(3)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that shares of PCTEL common stock may be purchased at a per share price equal to 85% of the fair market value of PCTEL common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In 2016, the Company has not entered into any transaction, and is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, NEO, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, NEOs, stockholders holding in excess of 5% of PCTEL common stock, or any such individual’s immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

The Company properly and accurately reports all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the

Company’s review of the copies of such forms received from, and/or written representations from, such reporting persons, the Company believes that during fiscal year 2016 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that: (a) a Form 4/A by Steven Levy correcting the posting of one entry that was due on June 10, 2015 was filed on January 28, 2016; and (b) Form 4s, each reporting one transaction by Giacomo Marini related to reinvestment of dividends on the Company’s stock, that were due on August 18, 2015, November 17, 2015 and February 18, 2016 were each filed on March 31, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors currently consists of Mr. Sinder (Chair), Mr. Levy and Mr. Marini, each of whom meets the NASDAQ independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on September 21, 2010. A current version of the Audit Committee charter is available on our website at http://investor.pctel.com/documents.cfm.

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2016 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Standard 16, Communications with Audit Committees (AS16). The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, required by the Public Company Accounting Oversight Board and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

M. JAY SINDER (CHAIR)

STEVEN D. LEVY

GIACOMO MARINI

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: May 11, 2017

PCTEL, INC. 471 BRIGHTON DRIVE BLOOMINGDALE, IL 60108

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29827-P92711 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PCTEL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01) Steven D. Levy
02) Giacomo Marini
03) David A. Neumann

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	Non-binding advisory vote to approve the Company’s named executive officer compensation.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 Year	2 Years	3 Years	Abstain

3.	Non-binding advisory vote to approve the frequency of the non-binding advisory vote on the Company’s named executive officer compensation.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

4.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.					☐	☐	☐

NOTE: Giving your proxy also means that you authorize the persons named as proxies to vote in their discretion on any other matter properly presented at the meeting or any postponement or adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E29828-P92711

PCTEL, INC.

Annual Meeting of Stockholders

June 21, 2017 at 3:30 PM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint David A. Neumann and John W. Schoen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PCTEL, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 3:30 PM, CDT on June 21, 2017, at the PCTEL headquarters, located at 471 Brighton Drive, Bloomingdale, IL 60108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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